Exhibit (a)(1)(A)

GEOMET, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR SHARES OF RESTRICTED STOCK

The Exchange Offer and withdrawal rights will expire at 5:00 p.m. Central Time on January 5, 2011, unless extended by us.

GeoMet, Inc., a Delaware corporation (the “Company,” “GeoMet,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding stock options for a number of new restricted shares of GeoMet common stock (“Restricted Stock”), to be granted under the GeoMet, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). The Restricted Stock will be granted on the same business day in the U.S. as the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Shares of Restricted Stock, which we refer to as the Offer to Exchange.

Options eligible for exchange, or eligible options, are those options, whether vested or unvested, that meet all of the following requirements:

•	the options have a per share exercise price greater than $5.00;

•	the options were granted under one of our existing equity incentive plans;

•	the options are outstanding and unexercised as of the expiration date of the offer;

•	the options were not granted within the 12-month period immediately preceding the commencement of this offer; and

•	the options do not have a remaining term of less than 12 months immediately following the completion of the option exchange.

You are eligible to participate in the option exchange and this offer only if you meet all of the following requirements:

•	you are an employee of GeoMet or any of its subsidiaries on the date this offer commences and remain an employee through the completion of the option exchange; and

•	you hold at least one eligible option as of the commencement of the option exchange.

The outstanding options that you hold under our equity incentive plans give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

The option exchange has been designed so that the aggregate fair value of the new Restricted Stock to be granted will be greater, but not, in the aggregate, more than $50,000 greater, than the aggregate fair value of the eligible options that are surrendered in the offer. We have set aside a total of 98,416 shares of Restricted Stock to be offered to our employees that hold eligible options. These shares of Restricted Stock have been allocated among our employees who hold eligible options in proportion to the value of each employee’s eligible options to the total value of the eligible options, each determined using the Black-Scholes option pricing model, except that two options granted under the GeoMet, Inc. 2005 Stock Option Plan (the “2005 Plan”) were assigned a value of $0.01 per share because the Black-Scholes value of such options was zero. Fractional shares of Restricted Stock will not be granted in the option exchange, and no cash will be paid for fractional shares.

If you are eligible to participate in the option exchange, you must elect whether to exchange your eligible options on an all-or-none basis. You may not elect to exchange one eligible option grant without electing to exchange all of your eligible option grants. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and options elected for exchange will no longer be exercisable after that time. The Restricted Stock will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.

Restricted Stock granted in the option exchange will not be vested on the date of grant regardless of whether the exchanged option was fully vested. Instead, Restricted Stock granted in the option exchange will vest in equal installments on each of the first four anniversaries of the grant date, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the Restricted Stock will vest in equal installments on each of the first three anniversaries of the grant date. Restricted Stock granted in the option exchange will only vest if the holder remains an employee of GeoMet or one of its subsidiaries eligible for vesting under the terms and conditions of the 2006 Plan, the applicable restricted stock agreement and relevant GeoMet policies. Shares of Restricted Stock that are not vested at the time of an employee’s termination of service, as determined in accordance with the 2006 Plan, will be forfeited.

Restricted Stock granted in the option exchange will be governed by the terms and conditions of the 2006 Plan and a restricted stock agreement between you and GeoMet.

If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the agreements and equity incentive plans under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible options for Restricted Stock in the offer. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Option Exchange” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the offer.

Shares of our common stock are quoted on the NASDAQ Global Market under the symbol “GMET.” On December 3, 2010, the closing sales price of our common stock as quoted on the NASDAQ Global Market was $0.79 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

As of December 3, 2010, eligible options to purchase 566,968 shares of our common stock were outstanding under our existing equity incentive plans, or approximately 0.8% of the total shares of our common stock outstanding (including shares of our Series A Convertible Redeemable Preferred Stock (“our preferred stock”) on an as-converted basis).

GeoMet will administer the offer process. If you want to exchange your eligible options, you must notify Stephen M. Smith, our corporate Secretary, of your election before our offer expires. We will deliver materials to eligible employees, who may complete and return an Election Form to Mr. Smith according to the instructions contained in the materials so that Mr. Smith receives it before the offer expires at the expiration date deadline of 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify).

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Mr. Smith by the deadline will be accepted. If GeoMet does not receive your election by the offer expiration time, you will be deemed to have rejected this offer.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to Mr. Smith at 1-713-287-2251.

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GEOMET HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON GEOMET’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH GEOMET HAS REFERRED YOU. GEOMET HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY GEOMET.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF GEOMET OR A SUBSIDIARY OF GEOMET OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN GEOMET AND EACH EMPLOYEE REMAINS “AT WILL.”

GEOMET RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2006 PLAN AT ANY TIME, AND THE GRANT OF RESTRICTED STOCK UNDER THE 2006 PLAN AND THIS OFFER DO NOT IN ANY WAY OBLIGATE GEOMET TO GRANT ADDITIONAL RESTRICTED STOCK OR OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE. THE GRANT OF ANY RESTRICTED STOCK UNDER THE 2006 PLAN AND THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

STOCK OPTION EXCHANGE PROGRAM

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the election form and other exhibits together with their associated instructions, and the other related documents referenced in this Offer to Exchange. This offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this summary is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the remainder of this Offer to Exchange and the other related documents referenced in this Offer to Exchange. Where appropriate, we have included in this summary references to other relevant sections in this Offer to Exchange to help you find more complete information on these topics.

Glossary of Frequently Used Terms in This Offer to Exchange:

•	“2006 Plan” refers to the GeoMet, Inc. 2006 Long-Term Incentive Plan, as amended from time to time.

•	“2005 Plan” refers to the GeoMet, Inc. 2005 Stock Option Plan, as amended from time to time.

•

“active employee” refers to an employee of GeoMet or GeoMet’s subsidiaries or a successor entity. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with GeoMet or one of its subsidiaries or a successor entity, (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from GeoMet or one of its subsidiaries or a successor entity.

•	“common stock” refers to GeoMet, Inc. common stock, par value $0.001 per share.

•	“eligible employee” refers to an active employee as of the commencement of the offer who remains an active employee through the completion of the offer.

•

“eligible options” refers to options to purchase shares of GeoMet’s common stock granted under our 2005 Plan and our 2006 Plan that have a per share exercise price greater than $5.00 that remain outstanding and unexercised as of the expiration date of this offer. An option will not be an eligible option (and any election with regard to such option will be disregarded), if, on the expiration date of this offer, the exercise price of the option is less than the closing sales price of our common stock as reported on the NASDAQ Global Market on the expiration date of the offer.

•	“eligible option grant” refers to an individual grant of eligible options.

•	“exchanged options” refers to all eligible options that you exchange pursuant to this offer.

•

“expiration” or “expiration date” refers to the date that this offer expires. The expiration date of this offer is January 5, 2011 at 5:00 p.m. Central Time. We may extend the expiration date at our sole discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“grant date” refers to the date the Restricted Stock will be granted in exchange for exchanged options, which will be the same business day in the U.S. as the expiration date. We expect that the grant date will be January 5, 2011. If the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

•	“named executive officers” refers to those officers of GeoMet listed as such in the table in Section 11 hereof.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on December 7, 2010, and expire at 5:00 p.m. Central Time, on January 5, 2011, unless we extend the offer.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for Shares of Restricted Stock (as it may be amended and supplemented from time to time).

•	“option exchange” means the exchange of eligible options for shares of Restricted Stock.

•

“options” refers to options to purchase shares of GeoMet common stock in the future at a specified price, provided the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied. For purposes of this offer, including, without limitation, the exchange ratios, the term “option” refers to an option to purchase one share of the common stock of GeoMet.

•

“Restricted Stock” refers to the restricted shares of GeoMet common stock granted pursuant to this offer that replace your eligible options you elect to exchange. Restricted Stock granted in connection with this offer will be granted on the same U.S. business day as the expiration date pursuant to the 2006 Plan, and will be subject to the terms and conditions of a restricted stock agreement between you and us.

•	“Schedule TO” refers to the Tender Offer Statement on Schedule TO filed by GeoMet, Inc. with the SEC, as it may be amended from time to time.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“tendering” eligible options means that you have agreed to exchange your options for Restricted Stock based on the terms and subject to the conditions set forth in the Offer to Exchange.

1.    What is the offer?

The offer is a one-time offer by GeoMet to allow eligible employees of GeoMet and its subsidiaries to voluntarily exchange certain outstanding stock options with an exercise price equal to or greater than $5.00 for a lesser number of newly issued shares of Restricted Stock. We have set aside a total of 98,416 shares of Restricted Stock to be offered to our employees that hold eligible options. These shares of Restricted Stock have been allocated among our employees who hold eligible options in proportion to the value of each employee’s eligible options to the total value of the eligible options, each determined using the Black-Scholes option pricing model, except that two options granted under the 2005 Plan were assigned a value of $0.01 per share because the Black-Scholes value of such options was zero. Shares of Restricted Stock will be granted on the same business day in the U.S. as the expiration of this offer.

2.    Why is GeoMet making this offer?

We have experienced a significant decline in our stock price over the last two years in light of the global financial and economic crisis and significant declines in the price of natural gas. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Market on December 3, 2010 was $0.79, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $3.91 and 75% of those options were underwater. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits, we also believe that many of our employees view their significantly underwater options as having little or no value due to the significant difference between the exercise prices of such options and the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, our emphasis on stock options as compensation is demotivating when the options are significantly underwater through no fault of the employee. As a result, for many employees, we believe that those stock options that are significantly underwater are no longer effective at providing the incentives that our Board of Directors and Compensation Committee believe are necessary to motivate and retain our employees. We believe that the proposed option exchange will reinvigorate our stock option program and allow us to recapture its motivational, incentivizing and retention benefits.

This option exchange is completely voluntary, and will allow eligible employees to choose whether to keep their existing eligible options at existing exercise prices under existing vesting schedules or to exchange those options for a lesser number of shares of Restricted Stock with a new vesting period to be granted on the same business day in the U.S. as the expiration date of this offer. By making this offer, we intend to provide our eligible employees with the opportunity to receive Restricted Stock that may have a greater retentive and incentive value than the exchanged options, because Restricted Stock will provide value to an employee even if our stock price declines between the grant date and the dates on which the Restricted Stock vests. We believe that this offer will better align the interests of our employees and stockholders to maximize stockholder value. See Section 3 of this Offer to Exchange entitled “Purposes of the Offer” for more information.

3.    Is GeoMet making any recommendation as to whether I should exchange my eligible options?

No. We are providing you with as much information as possible to assist you in making your own informed decision. However, we are not making any recommendation as to whether or not you should participate in this offer. No one from GeoMet is, or will be, authorized to provide you with advice, recommendations or additional information. You must make your own personal decision as to whether or not to participate in this offer. We encourage you to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice. Please also review the “Risks of Participating in the Option Exchange” section that appears after this Summary Term Sheet. In addition, if you reside outside the U.S., please refer to Schedules C through R of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you. See Section 3 of this Offer to Exchange entitled “Purposes of the Offer” for more information.

4.    Who is eligible to participate in this offer?

You may participate in this offer if you are an active employee on the commencement of this offer and you remain an active employee through the expiration of the offer. We reserve the right to withdraw the Offer to Exchange in any jurisdiction for which we determine that the option exchange would have tax, regulatory or other implications that are inconsistent with GeoMet’s compensation policies and practices. If we withdraw the Offer to Exchange in a particular jurisdiction, the Offer to Exchange will not be made to, nor will surrenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction. See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

5.    Am I required to participate in this option exchange?

No. Participation in this offer is completely voluntary.

6.    What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?

If you choose not to participate or your eligible options are not accepted for exchange, your eligible options will remain outstanding until they are exercised or expire by their existing terms, and will retain their current exercise price, current vesting schedule and all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible options. See Section 2 entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” and Section 6 entitled “Acceptance of Options for Exchange; Grant of Restricted Stock” of this Offer to Exchange for more information.

7.    Which of my options are eligible to be exchanged?

Your eligible options are those options to purchase shares of GeoMet common stock granted and outstanding under our existing equity incentive plans that have a per share exercise price greater than $5.00, and remain outstanding and unexercised as of the expiration date of the offer. In addition, options granted within the 12-month period immediately prior to the commencement of the option exchange, and options with a remaining term of less than 12 months immediately following the expiration of the option exchange will not be eligible for exchange. An option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date of this offer, the exercise price of the option is less than the closing sales price of our common stock as reported on the NASDAQ Global Market on the expiration date of the offer.

To help you determine your outstanding eligible options, please refer to the grant information included in your individual Election Form, which lists your eligible option grants and related information, including the number of shares subject to each grant, the number of shares vested, the number of shares unvested, the exercise price of your options and the number of shares of Restricted Stock that you will be granted if you tender in the exchange. When the offer begins, we will send you an e-mail with information regarding your eligible options. This information will also be included with the materials that we mail to eligible employees.

8.    How long will eligible employees have to exchange eligible options?

To properly elect to exchange eligible options, an eligible employee must notify us of his or her election before 5:00 p.m., Central Time, on the expiration date, which is currently January 5, 2011 (or, if we extend the offer, a later date that we will specify). Please see the answer to Question 26 (“How do I participate in this offer?”), Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” and Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” for more information.

9.    If I participate in this offer, do I have to exchange all of my eligible options?

Yes. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” for more information.

10.    Can I exchange GeoMet common stock that I acquired upon a prior exercise of GeoMet options or other equity awards?

No. This offer relates only to certain outstanding and unexercised options to purchase common stock of GeoMet. You may not exchange any shares of common stock of GeoMet or any equity awards (other than eligible options) in this offer. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” for more information.

11.    Are there circumstances under which I would not be granted Restricted Stock in the option exchange?

Yes. If, for any reason, you are not an eligible employee at the time of the commencement and the expiration of the offer, you will not be granted any Restricted Stock. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their existing terms and conditions. Except as provided by applicable law and/or any employment agreement between you and GeoMet, your employment with GeoMet remains “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. Participation in GeoMet’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with GeoMet or any of its affiliates. The grant of Restricted Stock in the offer is a one-time benefit and will not give you any right to any future grants under GeoMet’s equity plans. See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

12.    Can I elect to receive cash in exchange for all of my eligible options instead of Restricted Stock?

No. You cannot choose to receive cash in exchange for all of your eligible options. Please see the answers to Question 13 (“How will the number of shares of Restricted Stock that I will receive for my surrendered eligible options be calculated?”) and Question 26 (“How do I participate in this offer?”) for more information.

13.    How will the number of shares of Restricted Stock that I will receive for my surrendered eligible options be calculated?

The option exchange has been designed so that the aggregate fair value of the new Restricted Stock to be granted will be greater, but not, in the aggregate, more than $50,000 greater, than the aggregate fair value of the eligible options that are surrendered in the offer. We have set aside a total of 98,416 shares of Restricted Stock to be offered to our employees that hold eligible options. These shares of Restricted Stock have been allocated among our employees who hold eligible options in proportion to the value of each employee’s eligible options to the total value of the eligible options, each determined using the Black-Scholes option pricing model, except that two options granted under the 2005 Plan were assigned a value of $0.01 per share because the Black-Scholes value of such options was zero. Fractional shares of Restricted Stock will not be granted in the option exchange, and no cash will be paid for fractional shares.

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options. Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Exercise Price of Eligible Option	Exchange Ratio (Restricted Stock per Surrendered Eligible Option)
$5.04	0.380545480
$6.98	0.015221819
$7.64	0.015221819
$8.30 (3/22/07 Grant Date)	0.197883650
$8.30 (9/20/07 Grant Date)	0.243549107
$10.88	0.106552734
$13.00	0.045665458

If you are eligible to participate in the option exchange, you must elect whether to exchange your eligible options on an all-or-none basis. You may not elect to exchange one eligible option grant without electing to exchange all of your eligible option grants. No partial exchanges of an eligible option grant will be permitted, except that if you exercised a portion of an eligible option grant prior to the commencement of this offer, only the portion of the option grant which has not yet been exercised will be eligible to be exchanged.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible options elected for exchange will no longer be exercisable after that time. The Restricted Stock will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.

See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” for more information.

14.    Once I surrender my exchanged options, is there anything I must do to receive the Restricted Stock?

No. Once your exchanged options have been surrendered, you do not need to take additional action in order to receive your Restricted Stock. Your Restricted Stock will be granted to you on the same business day in the U.S. as the expiration of the offer, which will be the same day that the exchanged options are cancelled. We expect that the grant date will be January 5, 2011. However, if the expiration date is extended, the grant date will be correspondingly delayed. In order to receive the shares covered by the Restricted Stock grant, you must continue to be an employee and eligible for vesting under GeoMet’s policies, as amended from time to time, through the applicable vesting date. See the answer to Question 20, “When will the Restricted Stock vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

15.    Do I have to pay GeoMet for my Restricted Stock?

You do not have to make any cash payment to GeoMet to receive a grant of Restricted Stock in exchange for your exchanged options. However, please see the answer to Question 22, “Will I have to pay taxes if I participate in the offer?” regarding taxes and social insurance contributions that may be payable by you upon the surrender of your options, a grant of Restricted Stock and/or the vesting of your Restricted Stock. Also, see Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

16.    When will I receive Restricted Stock in the exchange?

Shares of Restricted Stock will be granted in exchange for your surrendered eligible options on the grant date, which will be the same U.S. business day as the expiration date. Accordingly, we expect the grant date will be January 5, 2011. However, if the expiration date is extended, the grant date will be correspondingly delayed. You will receive your restricted stock agreement as soon as reasonably practicable after the expiration of the offer. The Restricted Stock you are granted will be subject to vesting. See the answer to Question 20, “When will Restricted Stock vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” and Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Restricted Stock” for more information.

17.    Will I be required to give up all of my rights under the exchanged options?

Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled, and you no longer will have any rights under those exchanged options.

18.    When will my exchanged options be cancelled?

Your exchanged options will be cancelled as of the same U.S. business day as the expiration date of the offer. The expiration date will be January 5, 2011, unless the offer is extended, in which case the cancellation of your exchanged options will be correspondingly delayed. See Section 6 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Restricted Stock” for more information.

19.    Will the terms and conditions of my Restricted Stock be the same as my exchanged options?

Restricted Stock is a different type of equity award than stock options, and so the terms and conditions of your Restricted Stock will be different from your exchanged options. Your Restricted Stock will be granted under the 2006 Plan and will be subject to a restricted stock agreement. The form of restricted stock agreement under the 2006 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. Further, the vesting schedule of your Restricted Stock will be different from the vesting schedule of your exchanged options. See the answer to Question 20, “When will Restricted Stock vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

As a holder of Restricted Stock, you will have all of the rights and privileges of a holder of GeoMet common stock with respect to those shares, including the right to vote and to receive dividends.

The tax treatment of the Restricted Stock may differ significantly from the tax treatment of your exchanged options. Please see the answer to Question 22, “Will I have to pay taxes if I participate in the offer?” and the remainder of this Offer to Exchange for more information.

20.    When will the Restricted Stock vest?

Restricted Stock granted in the option exchange will not be vested on the date of grant regardless of whether the exchanged option was fully vested. Instead, Restricted Stock granted in the option exchange will vest in equal installments on each of the first four anniversaries of the grant date, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the Restricted Stock will vest in equal installments on each of the first three anniversaries of the grant date. Restricted Stock granted in the option exchange will only vest if you remain an employee eligible for vesting under the terms and conditions of your restricted stock agreement, the relevant terms of the 2006 Plan and other relevant GeoMet policies, as each may be amended from time to time. Generally, Restricted Stock that is not vested at termination of service to GeoMet, as determined in accordance with the 2006 Plan, will be forfeited. Shares of Restricted Stock do not have retirement eligibility status, and therefore will be forfeited if you decide to retire before the shares have vested.

The Restricted Stock granted in the option exchange will be governed by the terms and conditions of the 2006 Plan and the restricted stock agreement to be entered into under the 2006 Plan.

See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

21.    Will I receive a restricted stock agreement that governs my Restricted Stock?

Yes. All shares of Restricted Stock will be subject to the terms and conditions of the 2006 Plan and a restricted stock agreement between you and GeoMet. The 2006 Plan and the form of restricted stock agreement under the 2006 Plan are referenced as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov. You will receive your restricted stock agreement as soon as reasonably practicable after the expiration of the offer. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

22.    Will I have to pay taxes if I participate in the offer?

If you participate in the offer and are a U.S. taxpayer, the exchange of options should be treated as a non-taxable exchange and neither we nor you should recognize any income for U.S. federal income tax purposes at the time of the exchange or, with respect to Restricted Stock, at the time of the Restricted Stock grant date. However, you normally will have taxable income when the Restricted Stock vests, at which point GeoMet typically also will have a tax withholding obligation. We will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock agreement. You also may have taxable capital gain in the U.S. when you sell the vested shares of Restricted Stock. Note that the tax treatment of Restricted Stock in the U.S. differs from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher or lower than if you had kept your eligible options. Please see Section 14 entitled “Material Income Tax Consequences” for a summary of the general tax consequences associated with your eligible options and Restricted Stock.

You should consult with your personal tax advisor to determine the personal tax consequences to you of participating in this offer.

23.    What if GeoMet is acquired by another company?

Although we currently are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable equity incentive plan and option agreement. Further, if GeoMet is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no Restricted Stock in exchange for them pursuant to this offer. If GeoMet is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Restricted Stock, including any adjustments to the purchase price or number of shares of Restricted Stock. Under such circumstances, the type of security and the number of shares of

Restricted Stock would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.

24.    Are there any conditions to this offer?

Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible option grants, though we may do so at our sole discretion. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Restricted Stock; Expiration Date” and Section 7 of this Offer to Exchange entitled “Conditions of the Offer” for more information.

The offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

25.    If you extend or otherwise change the offer, how will you notify me?

If we extend or otherwise change this offer, we will issue a press release, e-mail and/or other form of communication disclosing the extension no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date. See Section 2 of this Offer to Exchange entitled “Eligible Options; Number of Shares of Restricted Stock; Expiration Date” and Section 15 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for more information.

26.    How do I participate in this offer?

To properly elect to exchange your eligible options, you must notify us of your election before 5:00 p.m., Central Time, on the expiration date, which is currently January 5, 2011 (or, if we extend the offer, a later date that we will specify). We will deliver materials to eligible employees on the date the offer commences. These employees may complete and return an Election Form to us according to the instructions contained in the materials so that we receive it before the offer expires at 5:00 p.m., Central Time, on the expiration date, which is currently January 5, 2011 (or, if we extend the offer, a later date that we will specify).

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion. See Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Options” for more information.

27.    Can I change my election?

Yes. You may change your mind after you have submitted an Election Form and change your election at any time before the offer expires at 5:00 p.m., Central Time, on the expiration date by completing and submitting to us a new Notice of Withdrawal/Change of Election Form. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal/Change of Election Form that we receive before the offer expires at 5:00 p.m., Central Time, on the expiration date.

Be sure that any completed and new Notice of Withdrawal/Change of Election Form you submit is clearly dated after your last-submitted Election Form or Notice of Withdrawal/Change of Election Form. See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

28.    What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by delivering a new properly completed Notice of Withdrawal/Change of Election Form via electronic mail, regular mail or overnight delivery. The new Notice of Withdrawal/Change of Election Form must be signed and dated after the date of your withdrawal and we must receive your new Notice of

Withdrawal/Change of Election Form before the offer expires. See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

29.    Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

For assistance, you should contact Mr. Stephen M. Smith, our corporate Secretary, at 1-713-287-2251.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE

Participating in the option exchange involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange (including the Schedules to this Offer to Exchange) and in our other filings with the SEC. You are also encouraged to speak with your personal legal, investment and tax advisors, before deciding to participate in the option exchange.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the Restricted Stock that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to exchanged options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the Restricted Stock granted to you pursuant to this offer. For example, if you exchange an option for 1,000 shares with an exercise price of $13.00 per share, you would receive 46 shares of Restricted Stock. Assume, for illustrative purposes only, that the price of our common stock increases to $20.00 per share following the completion of the option exchange. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $20.00 per share, you would have realized pre-tax gain of $7,000, but if you exchanged your eligible option grant for Restricted Stock, and immediately sold the shares upon vesting when the price of our common stock is $20.00 per share, you would realize a pre-tax gain of only $920.

Your Restricted Stock will not be vested on the grant date, and if your service with us terminates prior to the vesting of such Restricted Stock, you will not receive full value for your Restricted Stock.

The Restricted Stock will be subject to a new vesting schedule, even if the related eligible option was fully vested. If your service with us terminates (whether voluntarily or involuntarily) prior to the date your shares of Restricted Stock vest, you will forfeit those shares. As a result, you would not receive full value from your Restricted Stock. See the answer to Question 20, “When will the Restricted Stock vest?” and Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of Restricted Stock” for more information.

If we are acquired by or merge with another company, your exchanged option might be worth more than the Restricted Stock that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original eligible option grant.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your provision of services to us terminates for any reason before your Restricted Stock vests, you will not receive any value from your Restricted Stock.

Tax effects of Restricted Stock for United States taxpayers.

If you are a U.S. taxpayer and participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to Restricted Stock, on the grant date. However, you generally will have taxable ordinary income when the Restricted Stock vests, at which time GeoMet generally also will have a tax withholding obligation. We will satisfy all tax withholding obligations in the manner specified in your restricted stock agreement. You also may have taxable capital gains when you sell the vested shares of Restricted Stock. Note that the tax treatment of Restricted Stock differs significantly from the tax treatment of your exchanged options, and as a result of your participating in this offer, your tax liability could be higher or lower than if you had kept your exchanged options. Please see Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged options.

Risks that are Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the Schedules to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.geometinc.com/sec.cfm. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

December 7, 2010

Section 1. Eligibility.

You are an “eligible employee” if you are an active employee (as defined below) as of the commencement date of this Offer and you remain an active employee through the expiration date of this offer. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer. Our named executive officers are eligible to participate in the offer.

You are an “active employee” if you are an employee of GeoMet or GeoMet’s subsidiaries. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with GeoMet or one of GeoMet’s subsidiaries, (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from GeoMet or one of GeoMet’s subsidiaries.

To receive a grant of Restricted Stock, you must remain an eligible employee through the grant date, which will be the same U.S. business day as the expiration date. If you do not continue as an eligible employee through the grant date, you will keep your current eligible options and they will vest and expire in accordance with their existing terms. We expect that the grant date will be January 5, 2011. However, if the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and GeoMet, your employment with GeoMet or its subsidiaries remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in GeoMet’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with GeoMet or any of its affiliates. In order to vest in your Restricted Stock and receive the shares subject to the Restricted Stock, you generally must continue to provide services to us through each relevant vesting date. If you stop providing services to us before your Restricted Stock vest, your Restricted Stock will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your Restricted Stock.

Section 2. Eligible Options; Number of Shares of Restricted Stock; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange only options that meet all of the following criteria:

•	the options are held by eligible employees;

•	the options are granted with a per share exercise price greater than $5.00;

•	the options were granted prior to December 7, 2009 and do not have a remaining term of less than 12 months immediately following the completion of the option exchange;

•	the options are outstanding and unexercised as of the expiration date of the offer;

•	the options are properly elected to be exchanged; and

•	the options are not validly withdrawn, before the expiration date of the offer.

An option will not be eligible for exchange (and any election with regard to such option will be disregarded), if, on the expiration date, the exercise price of the option is less than the closing sales price of our common stock on the NASDAQ Global Market.

The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options. You will receive Restricted Stock in exchange for your exchanged options, as further set forth below. Please note that the exchange ratios apply to each of your eligible options separately, on a grant-by-grant basis. This means that the various eligible options you have been granted may be subject to different exchange ratios.

Exercise Price of Eligible Option	Exchange Ratio (Restricted Stock per Surrendered Eligible Option)
$5.04	0.380545480
$6.98	0.015221819
$7.64	0.015221819
$8.30 (3/22/07 Grant Date)	0.197883650
$8.30 (9/20/07 Grant Date)	0.243549107
$10.88	0.106552734
$13.00	0.045665458

For purposes of applying the exchange ratios, fractional shares of Restricted Stock will be rounded to the nearest whole share on a grant by grant basis. Fractional shares of Restricted Stock will not be granted in the option exchange and no cash will be paid for fractional shares.

For example (and except as otherwise described below), if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you must choose to exchange all eligible options or none at all.

As described above, the exchange ratios apply to each of your eligible options separately. This means that the various option grants you have received may be subject to different exchange ratios.

•

Example 1. If you exchange an eligible option grant to purchase 1,000 shares with an exercise price per share of $5.04, you will receive 381 shares of Restricted Stock (equal to the 1,000 shares multiplied by 0.380545480).

•

Example 2. If you exchange an eligible option grant dated March 22, 2007 to purchase 1,500 shares with an exercise price per share of $8.30, you will receive 297 shares of Restricted Stock (equal to the 1,500 shares multiplied by 0.197883650).

Participation in this offer is completely voluntary. If you elect to participate in this offer, you must exchange all of your eligible options.

All eligible options that are properly surrendered in the option exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible options elected for exchange will no longer be exercisable after that time. The Restricted Stock will be granted in exchange for the exchanged options as of the same business day in the U.S. as the expiration of this offer.

The expiration date for this offer will be 5:00 p.m., Central Time, on January 5, 2011, unless we extend the offer at our sole discretion. If we extend the offer, the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize shareholder value. We granted the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. We and other exploration and production companies have been impacted by the recent global economic downturn, as well as other macroeconomic factors. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The Restricted Stock may have greater employee retention value than the exchanged options and therefore benefit GeoMet in its efforts to retain valuable employees.

In determining how to increase the retentive and motivational value of equity awards for employees, different alternatives were considered. The structure of the offer was chosen as it provides the further benefit of reducing the overhang represented by the outstanding eligible options. Although these options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options unless they are surrendered or cancelled. The stock option exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of our resources. We also believe that the structure of the offer is in accordance with our current compensation philosophy to align equity incentives with current compensation.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the NASDAQ Global Market or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any actions that may impede the acquisition of control of us by any person.

Section 4. Procedures for Electing to Exchange Options.

To properly elect to exchange your eligible options, you must notify us of your election before 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify). You will receive materials relating to the Stock Option Exchange Program. You may complete and return a Election Form to us according to the instructions contained in the materials so that we receive it before the offer expires at 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify).

To submit your materials, you must send the materials via hand delivery, electronic mail, facsimile, regular mail or overnight delivery using the following contact information:

GeoMet, Inc.

Attn: Stephen M. Smith

909 Fannin Street, Suite 1850

Houston, TX 77010

E-mail Address: ssmith@geometcbm.com

Fax No.: 1-713-659-3856

Your election will be effective as of the date we receive your election materials. It is your responsibility to ensure that your election is received by us by the deadline.

If you send election materials to us, you may confirm that your document has been received by calling Stephen M. Smith, our corporate Secretary, at 1-713-287-2251 or emailing him at ssmith@geometcbm.com. We will confirm receipt of an election via e-mail after receipt of the Election Form. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have properly received your election. If we do not receive your election materials before 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify), we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms. We will not contact you to confirm your election not to participate.

Your election will be effective upon receipt by us. In all cases, you should allow sufficient time to ensure we receive it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your election.

If you elect to exchange any individual eligible option grant in this offer, you must elect to exchange the entire individual eligible option grant. No partial exchanges of an eligible option grant will be permitted. Furthermore, if you hold more than one individual eligible option grant, you may only choose to exchange all of your individual eligible option grants on an all-or-none basis. For a summary of your outstanding eligible options please refer to your Election Form, which lists the grant date of your eligible options, the exercise price of your eligible options and the number of shares subject to your outstanding eligible options.

Your election to participate becomes irrevocable after 5:00 p.m., Central Time, on January 5, 2011 unless the offer is extended, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an election and tender additional eligible options or withdraw all of your eligible options from the offer at any time before 5:00 p.m., Central Time, on the expiration date, as described in Section 5.

The delivery of all documents, including elections, is at your own risk. Only responses that are complete and actually received by us by the deadline will be accepted.

If your election is received by us, we intend to send you confirmation of the receipt of your Election Form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by posted notice, e-mail or other form of communication. Options accepted for exchange will be cancelled as of the expiration date.

Your election to exchange options through the procedure described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your options for exchange will constitute a binding agreement between GeoMet and you upon the terms and subject to the conditions of this offer. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Subject to an order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding upon the parties.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw all of the options that you previously elected to exchange or make tenders of all your option grants only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected at any time before the offer expires, which is expected to occur at 5:00 p.m., Central Time, on January 5, 2011. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

You may withdraw all of your eligible options by submitting your Notice of Withdrawal/Change of Election Form via email, hand delivery, regular mail or overnight delivery. Any withdrawals or changes must be received by us on or before 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify).

To submit any printed materials, you must send the materials via hand delivery, electronic mail, facsimile, regular mail or overnight delivery using the following contact information:

GeoMet, Inc.

Attn: Stephen M. Smith

909 Fannin Street, Suite 1850

Houston, TX 77010

E-mail Address: ssmith@geometcbm.com

Fax No.: 1-713-659-3856

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or Notice of Withdrawal/Change of Election Form we receive before the offer expires on the expiration date. Any eligible options that you do not withdraw will be bound pursuant to your most recently dated election or Notice of Withdrawal/Change of Election Form.

If you withdraw all of your eligible options, you may elect to exchange all the withdrawn options again at any time before the offer expires on the expiration date. All of your eligible options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the offer expires on the expiration date. To re-elect to exchange all of your eligible options, you must submit a new election by submitting a Notice of Withdrawal/Change of Election Form to us before the offer expires on the expiration date by following the procedures described in this Section 5 of this Offer to Exchange. If you were mailed materials and are completing a new Notice of Withdrawal/Change of Election Form, this new Notice of Withdrawal/Change of Election Form must be properly completed, signed and dated after your original Election Form and after your Notice of Withdrawal/Change of Election Form and must list all eligible options you wish to exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form or Notice of Withdrawal/Change of Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any election or Notice of Withdrawal/Change of Election Form. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Subject to an order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding upon the parties.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee. Although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your eligible options within 40 business days of the commencement of this offer, you may withdraw your tendered eligible options at any time thereafter.

The delivery of all documents to us is at your own risk. Only responses that are complete and actually received by us by the deadline will be accepted.

We intend to send you a confirmation of receipt of your Notice of Withdrawal/Change of Election Form after receipt. If you do not receive a confirmation, it is your responsibility to confirm that we have received your documents.

Section 6. Acceptance of Options for Exchange; Grant of Restricted Stock.

Upon the terms and conditions of this offer and immediately following the expiration of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of the offer at 5:00 p.m., Central Time, on January 5, 2011 (or, if we extend the offer, a later date that we will specify). Once the exchanged options are cancelled, you no longer will have any rights with respect to those exchanged options. Subject to the terms and conditions of this offer, if your exchanged options are properly tendered by you and accepted by us, these options will be cancelled as of the expiration date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, immediately following the expiration of this offer, we will accept all properly tendered options that are not validly withdrawn. We will give notice to the option holders generally of our acceptance for exchange of eligible options. This notice may be made by press release, e-mail or other method of communication.

We will grant Restricted Stock on the grant date, which will be the same U.S. business day as the expiration date. We expect the grant date to be January 5, 2011. However, if the expiration date is extended, the grant date will be correspondingly delayed.

All Restricted Stock will be granted under the 2006 Plan and will be subject to the terms and conditions of a restricted stock agreement between you and GeoMet. The number of Restricted Stock you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You will receive your restricted stock agreement within a few days after the expiration of the offer.

Options that we do not accept for exchange will remain outstanding until they expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the date this offer commences and before the expiration date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

o	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional shares constituting more than 1% of our outstanding shares, or

o	any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	the closing price of our shares on the NASDAQ Global Market shall have exceeded $5.00 per share.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares of our Common Stock.

The shares of GeoMet common stock underlying your options are traded on the NASDAQ Global Market under the symbol “GMET.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our shares as reported by the NASDAQ Global Market.

	High	Low
2008
First Quarter	$7.75	$4.06
Second Quarter	10.12	6.21
Third Quarter	9.50	4.81
Fourth Quarter	5.88	1.12
2009
First Quarter	$1.95	$0.53
Second Quarter	1.85	0.56
Third Quarter	1.84	0.78
Fourth Quarter	2.47	1.04
2010
First Quarter	$1.64	$0.86
Second Quarter	1.58	0.90
Third Quarter	1.10	0.83
Fourth Quarter (through December 3, 2010)	1.06	0.60

As of December 3, 2010, the last reported sale price of our common stock, as reported by the NASDAQ Global Market, was $0.79 per share. As of December 3, 2010, there were 70,527,715 shares of GeoMet common stock outstanding (including shares of our preferred stock on an as-converted basis).

You should evaluate current market quotations for our shares, among other factors, before deciding whether or not to accept this offer.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock.

Consideration.

We will grant shares of Restricted Stock in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be granted shares of Restricted Stock based on the exchange ratio of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional shares of Restricted Stock will be rounded off to the nearest whole share of Restricted Stock on a grant-by-grant basis. Fractional shares of Restricted Stock will not be granted in the option exchange, and no cash will be paid for fractional shares. You do not have to make any cash payment to GeoMet to be granted your shares of Restricted Stock. However, your shares of Restricted Stock will be subject to taxation as described in Section 14 of this Offer to Exchange.

If we receive and accept tenders from eligible employees of all eligible options, options to purchase an aggregate of 566,968 shares would be surrendered, and we would grant 98,416 shares of Restricted Stock, which would be less than 0.2% of the total shares of GeoMet common stock outstanding as of December 3, 2010 (including shares of our preferred stock on an as-converted basis).

General Terms of Restricted Stock.

Restricted Stock will be granted under the 2006 Plan and will be subject to a restricted stock agreement between you and GeoMet. Restricted Stock is a different type of equity award than stock options and therefore, the terms and conditions of the Restricted Stock will vary from the terms and conditions of the options that you tendered for exchange. You should note that the vesting schedule of your Restricted Stock will differ from your exchanged options, as described below. The current form of restricted stock agreement under the 2006 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

The following description summarizes the material terms of the 2006 Plan. Our statements in this Offer to Exchange concerning the 2006 Plan and Restricted Stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2006 Plan and the form of restricted stock agreement under the 2006 Plan, each of which is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. Please contact GeoMet at (713) 659-3855 to receive a copy of the 2006 Plan and the form of the restricted stock agreement. We will promptly furnish to you copies of these documents upon request at our expense.

2006 Incentive Award Plan.

The 2006 Plan permits the granting of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other stock-based awards, and performance-based awards. As of December 3, 2010, the number of shares subject to awards outstanding under the 2006 Plan was 1,967,341. The 2006 Plan is administered by the Compensation Committee of our Board of Directors. Subject to the other provisions of the 2006 Plan, our Compensation Committee has the power to determine the terms, conditions and restrictions of the awards granted under the plans, including the number of shares subject to an award and the vesting criteria. Our Compensation Committee also has the authority to delegate such responsibilities.

No Payment Required.

You do not have to make any cash payment to GeoMet to be granted your Restricted Stock, though your shares of Restricted Stock will be subject to taxation and withholding requirements. See Section 14 of this Offer to Exchange.

Vesting.

Shares of Restricted Stock granted in the option exchange will not be vested on their date of grant regardless of whether the exchanged option was fully vested. Instead, Restricted Stock granted in the option exchange will vest in equal installments on each of the first four anniversaries of the expiration of this offer, unless the exchanged option was fully vested as of the date of the commencement of this offer, in which case the Restricted Stock will vest in equal installments on each of the first three anniversaries of the expiration of this offer. Restricted Stock granted in the option exchange will only vest if the holder does not incur a termination of service prior to the applicable vesting date, as determined in accordance with the 2006 Plan. Restricted Stock that is not vested at the time of an employee’s termination of service, as determined in accordance with the 2006 Plan, will be forfeited.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if GeoMet is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no Restricted Stock in exchange for them. If GeoMet is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Restricted Stock, including any adjustments to the purchase price or exercise price and number of shares of Restricted Stock. Under such circumstances, the type of security and the number of shares of Restricted Stock would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive more or fewer shares of the acquiror’s restricted stock than the number of shares of Restricted Stock subject to the eligible options that you tendered for exchange if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of the option exchange. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any Restricted Stock for your eligible options in connection with this offer.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of GeoMet common stock effected without receipt of consideration by us, our Compensation Committee will proportionately adjust the number of shares that have been authorized for issuance under the 2006 Plan but as to which no awards have been granted.

In the event of a change in control transaction described in the 2006 Plan, such as a merger, consolidation, sale of all or substantially all of our assets, any surviving corporation or acquiring corporation may either assume or continue outstanding awards or substitute similar awards. In the event that within 12 months after a change in control in which awards are assumed or substituted, either the surviving or acquiring corporation terminates your service without cause, or you voluntarily terminate your employment for good reason, your outstanding Restricted Stock will become fully vested as of the date of such termination.

Transferability of Restricted Stock.

Restricted Stock generally may not be transferred, other than by will or the laws of descent and distribution, unless otherwise indicated in your restricted stock agreement. In the event of your death, any person who acquires your Restricted Stock by bequest or inheritance may be issued the shares of Restricted Stock that are vested at the date of your death.

Registration and sale of Restricted Stock that is Vested.

All of the shares of Restricted Stock have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of GeoMet for purposes of the Securities Act, you should be able to sell the shares issuable upon vesting of your Restricted Stock free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the Restricted Stock and exchanged options. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

U.S. federal income tax consequences in multiple jurisdictions.

If you are a citizen or tax resident of the United States, and are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees may be subject to the tax laws in the U.S. and to the tax laws in other jurisdictions. We strongly recommend that you consult with your own tax and financial advisors to discuss the consequences to you of participating or not participating in this offer.

Section 10. Information Concerning GeoMet.

We are an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”) and non-conventional shallow gas. We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator and developer of coalbed methane properties since 1993. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia. As of September 30, 2010, we controlled approximately 160,000 net acres of coalbed methane and oil and gas development rights.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 is incorporated herein by reference. Attached as Schedule A to this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $0.91 per share as of September 30, 2010, our latest balance sheet date. This value was calculated using the book value of $36,179,530 as of September 30, 2010, divided by the number of outstanding shares of 39,758,484 as of September 30, 2010. Our book value, assuming the conversion of our Series A Convertible Redeemable Preferred Stock, was $1.01 per share as of September 30, 2010. This value was calculated using an as-converted book value of $71,056,240 as of September 30, 2010, divided by the number of total as-converted shares of 70,527,715 as of September 30, 2010. The as-converted book value assumes the reclassification to equity of all remaining balances related to the Series A Convertible Redeemable Preferred Stock in the balance sheet at September 30, 2010.

The Ratio of Earnings to Fixed Charges is computed by dividing earnings by total fixed charges. For purposes of computing this ratio, earnings consist of income before provision for income taxes, net interest expense, depreciation expense, amortization expense and rent expense, and fixed charges consist of the sum of total net interest expense, including the amortization of debt related expenses and rent expense.

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our consolidated and condensed consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009		Year Ended December 31,
				2009		2008
Ratio of earnings to fixed charges	4.46	X	(1)	X	(1)	X	(1)

X (1)

Due to the Company’s losses in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $262,019,362 to achieve a coverage ratio of 1:1. Due to the Company’s losses in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $23,465,480 to achieve a coverage ratio of 1:1. Due to the Company’s losses in the nine months ended September 30, 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $247,231,865 to achieve a coverage ratio of 1:1.

The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes and minority interests plus fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest, amortization of debt financing costs and an estimate of the interest component of rental expense.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning our Securities.

Our named executive officers may participate in this offer. As of December 3, 2010, our executive officers and directors (12 persons) as a group held outstanding options and equity awards under our equity incentive plans with respect to a total of 2,265,609 of our shares, which collectively represented approximately 73.4% of the shares subject to all options and equity awards outstanding under our equity incentive plans as of that date. As of December 3, 2010, our executive officers eligible to participate in this Offer to Exchange held an aggregate of 354,234 eligible options.

The table below sets forth the beneficial ownership of each of our executive officers and members of our board of directors of options and equity awards outstanding as of December 3, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our shares and non-vested restricted stock awards under all of our equity incentive plans, which was 3,088,585 as of December 3, 2010.

Name of Beneficial Owner	Number of Options and Non-vested Restricted Stock Outstanding	Percentage of Total Outstanding Options and Non-vested Restricted Stock
Named Executive Officers
J. Darby Seré, Chairman, President and Chief Executive Officer	963,417	31.2%
William C. Rankin, Executive Vice President and Chief Financial Officer	850,162	27.5%
Philip G. Malone, Senior Vice President, Exploration	154,417	5.0%
Brett S. Camp, Senior Vice President, Operations	172,057	5.6%
Tony Oviedo, Vice President, Chief Accounting Officer and Controller	117,556	3.8%
Directors (1)
J. Hord Armstrong, III	2,000	*
James C. Crain	2,000	*
Stanley L. Graves	2,000	*
Charles D. Haynes	2,000	*
W. Howard Keenan, Jr.	0	*
Michael Y. McGovern	0	*
Gary S. Weber	0	*
All directors and executive officers as a group (12 persons)	2,265,609	73.4%

*	Less than 0.1%.
(1)	Non-employee directors are not eligible to participate in this offer.

The following table sets forth the eligible options held by each of these individuals and the number of shares of restricted stock to be offered in exchange for those options.

Executive Officer	Options Eligible for Exchange	Allocated Restricted Shares
J. Darby Seré	131,304	22,345
William C. Rankin	73,530	12,513
Philip G. Malone	42,672	7,261
Brett S. Camp	42,672	7,261
Tony Oviedo	64,056	23,017

Total	354,234	72,397

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock or other equity awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. To the best of our knowledge, no executive officers or directors, nor any affiliates of ours, were engaged in any transactions involving options to purchase our shares of common stock, or in transactions involving our common stock, during the 60 days before and including December 7, 2010.

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Options that we accept for exchange through the offer will be cancelled and will be returned to the pool of shares available for grants of new awards under our 2006 Plan (except for 81,244 options granted under our 2005 Plan which will be cancelled and no new awards will be granted under our 2005 Plan).

The option exchange will be accounted for pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (share-based payment (“SFAS 123(R)”)). Under SFAS 123(R), we will recognize the incremental compensation cost of the Restricted Stock granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each share of Restricted Stock granted to employees in exchange for exchanged options, measured as of the date the shares of Restricted Stock are granted, over the fair value of the exchanged options, measured immediately prior to the expiration date of the offer. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the vesting period of the Restricted Stock. In the event that any of the shares of Restricted Stock are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited Restricted Stock generally will not be recognized.

Because the offer has been designed to replace eligible options with Restricted Stock with a value greater than, but not more than $50,000 greater than the exchanged options, we expect to recognize no material additional compensation expense. As a result, the option exchange will allow us to realize real incentive and retention benefits from the Restricted Stock issued, while recognizing no material amount of additional compensation expense.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and grant of new Restricted Stock as contemplated by the offer, or any NASDAQ listing requirements that would be required for the acquisition or ownership of Restricted Stock as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept eligible options for exchange and to grant Restricted Stock for such eligible options is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for Restricted Stock pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

As required by U.S. Treasury Regulations, this summary is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under U.S. federal tax laws.

Eligible employees who exchange eligible options for Restricted Stock generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving Restricted Stock in connection with the option exchange.

Restricted stock.

If you are a U.S. taxpayer, you will not recognize income for United States federal income tax purposes at the time you are granted Restricted Stock unless you affirmatively elect to include the fair market value of the shares of Restricted Stock on the date of the award in gross income for the year of the award pursuant to Section 83(b) of the Internal Revenue Code. In the absence of this election, you will be required to include in income for United States federal income tax purposes on the date the shares vest, the fair market value of the shares of Restricted Stock on that date. If a Section 83(b) election is made within 30 days after the date the Restricted Stock is granted, you will recognize ordinary income on the date of grant of the Restricted Stock equal to the fair market value of the shares at the time. If a Section 83(b) election is made, no additional income will be recognized by you when the Restricted Stock vests, but, if the Restricted Stock is subsequently forfeited, you may not deduct the income that was recognized pursuant to the Section 83(b) election at the date of grant of the Restricted Stock. Your tax withholding obligations will be satisfied in the manner specified in your Restricted Stock agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of Restricted Stock generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of this transaction.

Stock options.

If you are employed by us in the United States and participate in this offer, your eligible options will be exchanged for Restricted Stock. So that you are able to compare the tax consequences of Restricted Stock to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Your eligible options may be incentive stock options or nonqualified stock options.

Incentive Stock Options. Under current U.S. federal tax law, no income is recognized upon the grant or exercise of an incentive stock option. The basis of shares transferred to an optionee upon exercise of an incentive stock option is the price paid for the shares. If the optionee holds the shares for at least one year after the transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or, if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. The optionee’s additional gain or any loss realized upon disposition will be a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.

The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the optionee for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, an optionee may be subject to alternative minimum tax as a result of the exercise.

Nonqualified Stock Options. Under current U.S. federal tax law, no income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the option shares. If the optionee is an employee, income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to income and employment tax withholding at the time the income is recognized.

The basis of shares transferred to an optionee pursuant to exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, the optionee will have capital gain or loss equal to the difference between the basis of the shares and the amount realized on the sale. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.

We recommend that you consult your tax and financial advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your tax and financial advisors to discuss the consequences to you of this transaction.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a written notice, e-mail or other form of communication no later than 8:00 a.m., Central Time, on the next U.S. business day following the previously scheduled expiration date.

We also reserve the right, in our discretion, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving notice of the termination or postponement to you or by making a public announcement of the termination or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option is scheduled to expire within 12 months following the expiration date of the offer, that particular option is not eligible for exchange in the offer. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer is scheduled to expire more than 12 months after such originally scheduled expiration date but within 12 months following the new expiration date under the extended offer, that option would not be eligible for exchange in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any legal, tax, financial or other advisor consulted or retained by you in connection with this offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on October 4, 2010;

2.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010;

3.	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, June 30 and September 30, 2010, filed with the SEC on April 28, July 27 and November 10, 2010, respectively;

4.	The information in our Current Reports on Form 8-K filed with the SEC after March 31, 2010; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 28, 2006, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas 77010, Attention: Corporate Secretary.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

GeoMet, Inc.

December 7, 2010

SCHEDULE A

The following selected consolidated financial data of the Company, for each of the fiscal years in the two-year period ended December 31, 2009, have been derived from our audited consolidated financial statements. The following selected consolidated financial data for each of the nine-month periods ended September 30, 2010 and 2009 have been derived from the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2010 and 2009 and are not necessarily indicative of the results for the remainder of the fiscal year or any future period. We believe that the unaudited condensed consolidated financial data reflects all normal and recurring adjustments necessary for a fair presentation of the results for the interim periods presented. This information is only a summary and should be read in conjunction with financial statements and the notes thereto incorporated by reference into this Schedule TO and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

			Nine Months Ended September 30,
			(unaudited)
	2009	2008	2010	2009
STATEMENT OF OPERATIONS (in thousands):
Total revenues	$30,964	$69,094	$26,007	$22,956
Realized (gains) losses on derivative contracts	$(10,694)	$500	$(5,496)	$(8,626)
Unrealized losses (gains) from the change in market value of open derivative contracts	$3,995	$(4,993)	$(9,764)	$5,526
Impairment of gas properties	$257,288	$50,734	—	$236,441
Terminated transaction costs	—	—	$1,403	—
Total operating expenses	$291,093	$87,590	$7,494	$266,552
Operating (loss) income	$(260,129)	$(18,496)	$18,512	$(243,596)
Interest expense, net of amounts capitalized	$(5,174)	$(4,783)	$(4,178)	$(3,787)
Unrealized gain from change in fair value of derivative liability—Series A Convertible Redeemable Preferred Stock	—	—	$1,596	—
(Loss) income before income taxes	$(265,276)	$(23,199)	$15,928	$(247,350)
Income tax (benefit) expense	$(98,142)	$(712)	$7,136	$(91,895)
Net (loss) income available to common stockholders	$(167,134)	$(22,487)	$8,483	$(155,455)

EARNINGS PER COMMON SHARE (in dollars):

Net (loss) income per common share
Basic	$(4.28)	$(0.58)	$0.22	$(3.98)
Diluted	$(4.28)	$(0.58)	$0.21	$(3.98)

BALANCE SHEET DATA (in thousands, at period end):

Working capital (deficit)(1)	$(35)	$(1,441)	$2,476	$(2,542)
Total assets (including impairment of gas properties)	$160,928	$377,600	$171,511	$174,712
Long-term debt	$119,996	$117,118	$79,885	$120,016
Mezzanine equity	—	—	$20,620	—
Stockholders’ equity	$26,908	$192,432	$36,180	$38,255

Cash flow data (in thousands):

Net cash provided by operating activities	$8,518	$32,958	$11,650	$6,861
Net cash used in investing activities	$(12,696)	$(52,719)	$(7,283)	$(11,113)
Net cash provided by (used in) financing activities	$2,888	$20,493	$(4,656)	$2,906
Capital expenditures	$12,566	$52,797	$7,426	$11,066

OTHER DATA:

Net sales volume (Bcf)	7.5	7.5	5.5	5.7
Average natural gas sales price ($ per Mcf)	$4.05	$9.17	$4.70	$3.99
Average natural gas sales price ($ per Mcf) realized(2)	$5.47	$9.10	$5.70	$5.50
Total production expenses ($ per Mcf)	$2.67	$2.87	$2.31	$2.81
Depletion of gas properties($ per Mcf)	$1.51	$1.35	$0.78	$1.71

(1)	Working capital (deficit) is defined as current assets less current liabilities and is unaudited.
(2)	Average realized price includes the effects of realized gains on derivative contracts.